Exhibit 2.04

                    ASSIGNMENT OF WORKING INTEREST AGREEMENT


This agreement is for the purpose of assigning the interest in certain lands in Leon County, Texas, held by TREND CAPITAL CORP. located at Suite #211, 2383 King George Hwy. White Rock, BC V4A-5A4 to EMPIRE ENERGY CORPORATION located at Suite 1215, 7500 College Boulevard, Overland Park, Kansas - 66210.

The parties, TREND CAPITAL CORP., a Washington State Corporation (hereinafter TREND) and EMPIRE ENERGY CORPORATION, a Utah State Corporation (hereinafter EMPIRE), do hereby agree as follows:

1. TREND represents without warranty, either expressed or implied that they own a 30.5% working interest in the following:

     A project known as the Bedsole Unit in Leon County, Texas consisting of
     703.96 acres and a well bore known as the T-BAR-X Bedsole #1 STI cased with 9.625" and 7" casing to a depth of 14,247 feet.

2. The Operator of the project is Commonwealth Energy (USA) Inc. who own a 50% working interest.

3. EMPIRE agrees to issue 1,220,000 Common Shares of Empire Energy Corporation, a NASDAQ bulletin board company to TREND in exchange for 30.5% working interest in the project described in Section 1 above and the legal description of which is listed in Schedule "A" attached to this Agreement.

4.   An AMI is hereby established, consisting of the lands described below:

     Area of Mutual Interest - Shall be a 5 mile Radius beyond the existing
     ----------------------------------------------------------------------
     703.96 Acre Bedsole Unit Lease in Leon County, Texas.
     -----------------------------------------------------

     This AMI shall remain in force for a period of five (5) years from the date hereof. This AMI shall be extended after that period only by the full and complete agreement of the parties hereto.

     During the term of this AMI if any party hereto acquires any oil and gas leases or any interest therein, any unleased mineral interests, leasehold or any farm-outs, pooled interests or other contracts with respect thereto which affect lands, leasehold and minerals lying within the AMI then such party, hereinafter referred to as "acquiring party", shall immediately offer the other parties hereto, hereinafter referred to as "non-acquiring parties", an interest in whatever the acquiring party may have acquired. The interest the acquiring party is required to offer to each non-acquiring party shall be an interest equal to the interest as owned hereunder. The acquiring party shall advise each non-acquiring party of the acquisition in writing and shall set forth the terms and conditions under which the interest has been acquired. Each non-acquiring party shall then have fifteen (15) days after receipt of such written notification within which

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     to advise the acquiring party as to whether such non-acquiring party elects to participate in the interest acquired. In the event there is a well drilling within the AMI, the time period to elect whether to share in any newly acquired acreage will be shortened to forty-eight (48) hours, excluding Saturday, Sunday and holidays. As to those non-acquiring parties electing to participate in the interest acquired, the acquiring party shall tender an assignment to each non-acquiring party of the interest to be assigned and each non-acquiring party shall tender, within fifteen (15) days of assignment and invoice receipt, to the acquiring party such non-acquiring party's pro rata share of the actual costs expended for the interest acquired.


     Any subsequent leases acquired within the AMI are subject to the following override:

         Total Burdens (ORI)
         -------------------
         Not greater than 26%.

     The existing 703.96 acre lease will remain in good standing for the entire production life of the well or that of any production from other wells drilled on the Bedsole Unit Lease.

5. The liabilities of the parties hereto shall be several and not joint or collective; and each party shall be responsible for only its proportionate share of the costs and liabilities incurred as provided in this Agreement. It is not the purpose or intent of this agreement to create for state law purposes any partnership, mining partnership or association; and neither this agreement nor any operations conducted hereunder shall be construed or considered as creating any such legal relationship.

6. It is recognized that this well may not evaluate the prospect sufficiently to determine whether or not the prospect should be further developed and that an additional well(s) may be necessary to determine the prospect's worthiness of further developmental drilling. Therefore, the parties hereto agree that in the event some but not all of the owners subject to this agreement elect to participate in the drilling of an additional well(s), then the non-participating parties will sell their leasehold ownership in all of the prospect, except developed drill-site spacing units, to the participating parties for their share of the acreage costs for the prospect after deducting acreage costs attributable to developed units. The party proposing a further development well(s) shall furnish and AFE stating costs, location and type of test proposed. All parties receiving the proposal shall have 20 days after the proposal date in which to elect to participate or sell their acreage to the participating parties as defined earlier in this paragraph. For this Prospect, the acreage cost is established at $225.00 (USD) per acre.

     The spacing unit for this well and any subsequent wells will be established by the Texas Railroad Commission.

7. All questions about interpretation of this Agreement, and the rights and liabilities it provides shall be governed by the laws of the State of Washington.

8. The individuals executing this Agreement have authority to bind their principals and do bind them by executing this document. This Agreement shall be effective as of the date of the last signature entered below.

9. In consideration of this Agreement, the adequacy and sufficiency of which is hereby acknowledged, TREND hereby fully and unconditionally assign all of their respective rights in the project described in Section 1 of this Agreement and Schedule "A" to EMPIRE. EMPIRE hereby fully assumes all the obligations of TREND relating to this agreement from this date forward, and agrees to abide by the terms of the agreement.

THIS AGREEMENT IS DATED:  NOVEMBER 17, 2000


By:  /s/  Lorne Torhjelm                    By:  /s/  James Mitchell
-----------------------------                  -------------------------------
          LORNE TORHJELM                              JAMES MITCHELL
          SECRETARY                                   PRESIDENT
          TREND CAPITAL CORP.                         TREND CAPITAL CORP.




By:  /s/  Norman L. Peterson
-----------------------------
          NORMAN L. PETERSON
          PRESIDENT
          EMPIRE ENERGY CORPORATION